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                                                                  Exhibit 10.10

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this
"Agreement") is made and entered into as of the 19th day of March, 1999, by and between Stride & Associates, Inc., a Delaware corporation (the "Company"), and Michael Robichaud, an individual residing in Concord, Massachusetts (the "Executive"), and amends and restates that certain Employment Agreement (the "June Agreement") made and entered into on June 4, 1998 by and between the Company and the Executive.

                                   BACKGROUND

         On the date of the June Agreement the Company executed that certain Securities Purchase and Redemption Agreement (the "Securities Purchase Agreement") by and between the Company, certain shareholders of the Company and the investors named therein ) the "Investors"). A condition to the obligations of the Investors under the Securities Purchase Agreement was the execution of this Agreement by the Executive. The Executive is currently a key employee of the Company. The Executive and the Company entered into the June Agreement and to formalize the terms and conditions of the Executive's relationship with the Company. The Executive is a shareholder of the Company. On the date hereof the Company and the Executive desire to amend and restate the June Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    SECTION I
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings unless the context specifically requires otherwise:

         1.01     "CAUSE" shall mean only one or more of the following:

         (a) the conviction of the Executive of a felony or a crime involving moral turpitude under any state or federal law (or the entry of a plea of guilty or no contest by the Executive with respect thereto);


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         (b)  any willful failure by the Executive to fulfill, in any material respect, his duties and responsibilities (other than by reason of death or Disability, as defined below) as set out in Sections 2.01 and 2.03 for a period of thirty days after written notice of such failure form the Company to the Executive;

         (c) the failure or refusal of the Executive to adhere to any established lawful policy of the Company for a period of thirty days after written notice of such failure or refusal from the Company to the Executive;

         (d) the commission by the Executive of any (i) fraud, (ii) embezzlement, or (iii) misappropriation of funds or breach of fiduciary duty or other act of dishonesty against the Company which, in the case of the actions described in this clause (iii) results in material harm to the Company; or

         (e) any material breach by the Executive of his obligations under the provision of the Confidentiality and Non-Competition Agreement that continues for a period of thirty days after written notice thereof from the Company.

         1.02 "CONFIDENTIALITY AND NON-COMPETITION AGREEMENT" shall mean the Confidentiality and Non-Competition Agreement dated the date hereof between the Company and the Executive which shall be in the form attached hereto as EXHIBIT A.

         1.03 "DISABILITY" shall mean the Executive's inability to perform his duties, obligations and responsibilities under this Agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

                                   SECTION II
                                   EMPLOYMENT

         2.01 POSITION. Upon the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive in the capacity of President and Chief Executive Officer, and the Executive accepts such employment. In addition, during the Term the Executive shall serve on the Board of Directors of the Company.



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         2.02 TERM OF EMPLOYMENT. The initial term of Executive's employment shall be for a period of three (3) years commencing on June 4, 1998 (the "Term"), unless earlier terminated pursuant to Section 4.01.

         2.03 DUTIES.

         (a) The Executive shall have the responsibility and authority to manage the operations of the Company on a daily basis, together with such other duties and responsibilities as shall be prescribed from time to time by the Board of Directors consistent with the foregoing. During the Term commencing on the date of this Agreement, the Executive shall devote substantially all of his working time, attention and energy during normal working hours to the affairs of the Company; provided, however, that nothing shall restrict the Executive's ability to engage in religious, charitable or other community or non-profit activities that do not impair his ability to fulfill his duties under this Agreement.

         (b) During the Term, the Executive shall perform his duties to the best of his ability, pursuant to the policies and regulations of the Company, and shall use his best efforts to promote the success of the present and future businesses of the Company.

         2.04 CONFIDENTIALITY AND NON-COMPETITION AGREEMENT. As a condition to the Executive's employment hereunder, the Executive shall execute and deliver to the Company the Confidentiality and Non-Competition Agreement substantially in the form of EXHIBIT A hereto, and shall fulfill his obligations set forth therein.

                                   SECTION III
                        COMPENSATION AND RELATED MATTERS

         3.01 COMPENSATION.

         (a) The Executive will receive a salary from the Company for his services under this Agreement at an annual rate of $400,000, paid in accordance with the Company's normal payroll practices.

         (b) At the end of each fiscal year during the term of this Agreement the Executive shall be eligible to receive an annual incentive bonus in an amount determined by the Compensation Committee of the Board of Directors or, if no such committee exists, the Board of Directors in the event the Company's financial performance, as reflected in the Company's audited financial statements for such fiscal year, meets performance objectives set by the Compensation Committee of the Board of Directors or, if no such committee exists, the Board of Directors from time to time during the term of the Agreement.


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         3.02 EXPENSES. The Company will reimburse the Executive for his reasonable out-of-pocket expenses, subject to delivery of appropriate documentation, incurred in connection with the performance of services hereunder.

         3.03 BENEFITS. The Executive will, at all times during his employment with the Company, be entitled to participate in all hospital, health and accident insurance programs and other routine employee benefits maintained by the Company for its other similarly situated employees. Included in such benefits shall be six weeks of vacation per year and $1,000,000 of life insurance; provided that the Company shall be required to provide such life insurance only so long as the premiums payable with respect thereto are within a normal range for individuals of the same age as the Executive.

                                   SECTION IV
                                   TERMINATION

         4.01 TERMINATION. Notwithstanding the provisions of Section 2.02, the Executive's employment under this Agreement may be terminated prior to expiration of the Term under the following circumstances:

                  (a) TERMINATION BY THE COMPANY FOR CAUSE. The Executive's employment under this Agreement may be terminated for Cause without further liability on the part of the Company effective immediately upon a vote of the Board of Directors and written notice to the Executive.

                  (b) TERMINATION BY THE COMPANY WITHOUT CAUSE. Subject to the payment of Termination Benefits pursuant to Section 4.02, the Executive's employment under this Agreement may be terminated by the Company without Cause upon written notice to the Executive by a vote of the Board of Directors; provided that the Company may not terminate without Cause prior to the first anniversary of the date of execution of this Agreement.

                  (c) TERMINATION UPON DEATH OR DISABILITY. Subject to the payment of Termination Benefits pursuant to Section 4.02, the Executive's employment under this Agreement (i) may be terminated by the Company upon the Disability of the Executive after prior written notice to the Executive by a vote of the Board of Directors or (ii) automatically without notice upon the death of the Executive.



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                  (d)   TERMINATION BY THE EXECUTIVE FOR GOOD REASON. The
Executive may terminate his employment with the Company for Good Reason and shall be entitled to receive the Termination Benefits pursuant to Section 4.02. Good Reason shall be the occurrence of any of the following events:

                           (i) a significant change in the Executive's responsibilities and/or duties which constitutes, when compared to the Executive's responsibilities and/or his duties before change, a demotion which chance continues for a period of thirty days after written notice from the Executive;

                           (ii)   a material loss of title or office; or

                           (iii) the relocation of the Company's current Boston office at which the Executive is principally employed to a location more than thirty (30) miles from such Boston office, which relocation is not approved by the Executive.

                  (e) TERMINATION BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. The Executive's employment under this Agreement may be terminated by the Executive for any reason other than Good Reason by written notice to the Board of Directors at least thirty (30) days prior to such termination.

         4.02 PAYMENT ON TERMINATION. Upon termination hereunder the Executive shall not be required to seek other employment, nor shall any compensation paid by any other employer reduce the severance benefit payable to the Executive pursuant to this Section 4.02. The Executive shall not be entitled to any severance benefit from the Company in the event of termination of the Executive's employment by the Company (a) for Cause, (b) upon disability, (c) upon the Executive's death, or (d) upon expiration of the term of this Agreement. In the event the Executive's employment hereunder is terminated by the Company for Cause, the Executive shall not be eligible for any part of the bonus payable pursuant to Section 3.01(b) hereof. Payment of severance under this Section 4.02 shall constitute liquidated damages and the sole and exclusive remedy available to the Executive upon termination of his employment for any and all claims the Executive may have against the Company, its directors, its officers, and controlling persons. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive's employment under this Agreement, provided that upon termination for any reason other than pursuant to Section 4.01(a), the Company shall provide to the Executive (or his estate or other legal representatives, as the case may be) any accrued but unpaid compensation and benefits through the date of termination (including, without limitation any pro rated cash bonus payable under Section 3.01(b)). Notwithstanding the foregoing, in the event of termination of the Executive's employment with the Company pursuant to Section 4.01(b) or (d) above, the Company shall


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also provide to the Executive the following termination benefits (collectively,
"Termination Benefits") for a period of time equal to twelve (12) months following termination:

                  (a) continuation of the Executive's Salary at the rate then in effect pursuant to Section 3.01(a); and

                  (b) continuation of hospital, health and insurance benefits, with the cost of the regular premium for such benefits paid by the Company.

         4.03 NON-RENEWAL. If the Executive continues his employment beyond the Term without reaching agreement on an extension of this Agreement or an new employment agreement and the Executive's employment is terminated other than for Cause, the Company shall pay to the Executive the severance benefits specified in Section 4.02 for a six-month period commencing on such termination.

                                    SECTION V
                                  MISCELLANEOUS

         5.01 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without giving effect to its conflict of laws principles.

         5.02 ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement between the Company and the Executive with respect to his employment with the Company and supersedes all prior agreements relating to the same subject matter, including any prior employment agreement between the Executive and the Company or any of its subsidiaries. This Agreement cannot be amended, changed or supplemented except in writing signed by the parties or their duly authorized agents or attorneys in fact.

         5.03 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and permitted assigns.

         5.04 ASSIGNMENT. This Agreement is nonassignable except that the Company's rights, duties and obligations under this Agreement may be assigned and delegated to any subsidiary or affiliate of the Company or to the acquiror of the Company pursuant to merger, sale of stock or substantially all the assets of the Company.

         5.05 SEVERABILITY. If any one or more of the provisions of this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity,


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legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not in any way be impaired.

         5.06 NOTICES. All notices, requests, demands and other communications under or in connection with this Agreement shall be in writing, shall be sent by registered or certified mail, return receipt requested and shall be deemed to have been given or made when received at the following offices:

             If to the Company:                 Stride & Associates, Inc.
                                                222 Berkeley Street, Suite 1620
                                                Boston, Massachusetts  02116
                                                Attention:


             If to the Executive:               Mr. Michael Robichaud
                                                45 Bronson Way
                                                Concord, Massachusetts  01742

The above addresses may be changed by written notice given as above provided.

         5.07 CONSENT TO JURISDICTION. Each of the Company and the Executive, by its or his execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of The Commonwealth of Massachusetts for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that is not subject personally to the jurisdiction of the above-named courts, that its or his property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. Each of the Company and the Executive hereby consents to service of process in any such proceeding in any manner permitted by Massachusetts law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section
5.06 hereof is reasonably calculated to give actual notice.

         5.08 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which will evidence one and the same agreement.



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         5.09 PRONOUNS. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.


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         IN WITNESS WHEREOF this Agreement has been executed by the parties as an instrument under SEAL as of the date first appearing above.


                                            THE COMPANY:

                                            Stride & Associates, Inc.


                                            By: /s/ Anthony J. M. Groves
                                                ------------------------------
                                                Name: Anthony J. M. Groves
                                                Title: Chief Financial Officer


                                            EXECUTIVE:

                                            /s/ Michael Robichaud
                                            ------------------------------
                                            Michael Robichaud


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